EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 26, 1999

                                  BY AND AMONG

                           RECOVERY ENGINEERING, INC.,

                         THE PROCTER AND GAMBLE COMPANY

                                       AND

                                  TENZING, INC.

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                                    ARTICLE I
                                    THE OFFER
SECTION 1.1.  The Offer........................................................2
SECTION 1.2.  Actions by the Parent and Merger Sub.............................3
SECTION 1.3.  Actions by the Company...........................................3
SECTION 1.4.  Directors........................................................5

                                   ARTICLE II
                                   THE MERGER
SECTION 2.1.  The Merger.......................................................6
SECTION 2.2.  Effective Time of the Merger.....................................6
SECTION 2.3.  Closing..........................................................6
SECTION 2.4.  Effects of the Merger............................................7
SECTION 2.5.  Articles of Incorporation and Bylaws.............................7
SECTION 2.6.  Directors........................................................7
SECTION 2.7.  Officers.........................................................7

                                   ARTICLE III
                              CONVERSION OF SHARES
SECTION 3.1.  Conversion of Capital Stock......................................7
SECTION 3.2.  Exchange of Certificates.........................................9
SECTION 3.3.  Adjustments to Prevent Dilution.................................10
SECTION 3.4.  Dissenting Shares...............................................11
SECTION 3.5.  Merger Without Meeting of Shareholders..........................11

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTEES OF THE COMPANY
SECTION 4.1.  Organization and Qualifications; Subsidiaries...................11
SECTION 4.2.  Articles of Incorporation and Bylaws............................12
SECTION 4.3.  Capitalization..................................................12
SECTION 4.4.  Authority Relative to This Agreement............................14
SECTION 4.5.  No Conflict; Required Filings and Consents; Certain Contracts...14
SECTION 4.6.  Compliance......................................................15
SECTION 4.7.  SEC Reports and Financial Statements............................15
SECTION 4.8.  Absence of Certain Changes or Events............................16
SECTION 4.9.  Litigation......................................................16
SECTION 4.10.  Information Statement..........................................16
SECTION 4.11.  Employee Benefit Plans.........................................17
SECTION 4.12.  Labor and Employment Matters...................................18
SECTION 4.13.  Vote Required..................................................18


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                                                                            PAGE
                                                                            ----

SECTION 4.14.  Opinion of Financial Advisor...................................19
SECTION 4.15.  Brokers........................................................19
SECTION 4.16.  Taxes..........................................................19
SECTION 4.17.  Licenses and Permits...........................................20
SECTION 4.18.  Title to Assets................................................21
SECTION 4.19.  Material Contracts.............................................21
SECTION 4.20.  Intellectual Property Rights...................................22
SECTION 4.21.  State Takeover Statutes Inapplicable...........................23
SECTION 4.22.  Rights Agreement...............................................23
SECTION 4.23.  Year 2000......................................................23
SECTION 4.24.  Insurance......................................................24
SECTION 4.25.  Environmental Matters..........................................24

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTEES OF THE PARENT
                                 AND MERGER SUB
SECTION 5.1.  Organization and Qualifications; Subsidiaries...................26
SECTION 5.2.  Certificate of Incorporation and Bylaws.........................26
SECTION 5.3.  Authority Relative to This Agreement............................26
SECTION 5.4.  No Conflict.....................................................27
SECTION 5.5.  Offer Documents.................................................27
SECTION 5.6.  Board Approval..................................................27
SECTION 5.7.  Vote Required...................................................28
SECTION 5.8.  No Arrangements Triggering Section 302A.673 of the MBCA.........28
SECTION 5.9.  Merger Sub......................................................28
SECTION 5.10.  Financing......................................................28

                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.1.  Conduct of Business of the Company Pending the Merger...........28

                                   ARTICLE VII
                              ADDITIONAL COVENANTS
SECTION 7.1.  Access to Information...........................................31
SECTION 7.2.  No Solicitation.................................................31
SECTION 7.3.  Directors and Officers Indemnification and Insurance............33
SECTION 7.4.  Notification of Certain Matters.................................35
SECTION 7.5.  Restructuring of Merger.........................................35
SECTION 7.6.  Company Shareholder Meeting.....................................35
SECTION 7.7.  Proxy Statements................................................35
SECTION 7.8.  Further Action, Reasonable Efforts..............................36
SECTION 7.9.  Public Announcements............................................37
SECTION 7.10.  Employee Benefits..............................................37
SECTION 7.11.  Confidentiality Agreement......................................38


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                                                                            PAGE
                                                                            ----

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER
SECTION 8.1.  Conditions to Each Party's Obligation to Effect the Merger......39
SECTION 8.2.  Conditions to Obligations of the Company to Effect the Merger...39
SECTION 8.3.  Conditions to Obligations of the Parent and Merger Sub to
              Effect the Merger...............................................39

                                   ARTICLE IX
                    TERMINATION WAIVER, AMENDMENT AND CLOSING
SECTION 9.1.  Termination.....................................................40
SECTION 9.2.  Effect of Termination...........................................41
SECTION 9.3.  Termination Fee.................................................41
SECTION 9.4.  Amendment or Supplement.........................................42
SECTION 9.5.  Extension of Time, Waiver, Etc..................................42

                                    ARTICLE X
                                  MISCELLANEOUS
SECTION 10.1.  No Survival of Representations and Warranties..................42
SECTION 10.2.  Expenses.......................................................42
SECTION 10.3.  Counterparts...................................................43
SECTION 10.4.  Governing Law..................................................43
SECTION 10.5.  Notices........................................................43
SECTION 10.6.  Miscellaneous..................................................44
SECTION 10.7.  Severability...................................................44
SECTION 10.8.  Enforcement of Agreement.......................................44


EXHIBIT A -       CONDITIONS OF THE OFFER


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                              LIST OF DEFINED TERMS

                                                           SECTION WHERE DEFINED
                                                           ---------------------

Action...............................................................Section 7.3
Acquisition Proposal.................................................Section 7.2
Agreement...........................................................Introduction
Ancillary Documents..................................................Section 4.4
Articles of Merger...................................................Section 2.2
Audit...............................................................Section 4.16
Benefit Plans.......................................................Section 4.11
Blue Sky Laws........................................................Section 4.5
Board................................................................Section 1.3
Board of Directors...................................................Section 1.3
Cap.................................................................Section 4.11
Certificates.........................................................Section 3.1
Claim................................................................Section 7.3
Closing..............................................................Section 2.3
Closing Date.........................................................Section 2.3
Code................................................................Section 4.11
Company.............................................................Introduction
Company Benefit Plans...............................................Section 4.11
Company Common Stock.................................................Section 1.1
Company Disclosure Letter............................................Section 4.3
Company ESPP.........................................................Section 3.2
Company Material Adverse Effect......................................Section 4.1
Company Meeting......................................................Section 6.6
Company Option Plans.................................................Section 4.3
Company Performance Component.......................................Section 7.10
Company Preferred Stock..............................................Section 4.3
Company SEC Reports..................................................Section 4.7
Company Shares Trust.................................................Section 2.2
Company Stock Options................................................Section 4.3
Confidentiality Agreement............................................Section 7.1
Continuing Directors.................................................Section 1.3
Contracts............................................................Section 4.5
Convertible Notes......................................................Preambles
Covered Person.......................................................Section 7.3
Current Plan........................................................Section 7.10
Derivative..........................................................Section 4.19
Dissenting Shares....................................................Section 3.4
Effective Time.......................................................Section 2.2
Environmental Costs.................................................Section 4.25
Environment Laws....................................................Section 4.25
ERISA...............................................................Section 4.11
Excess Shares........................................................Section 2.2


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                                                           SECTION WHERE DEFINED
                                                           ---------------------

Exchange Act.........................................................Section 1.1
Exchange Fund........................................................Section 3.2
Excluded Options.....................................................Section 3.1
Fairness Opinion.....................................................Section 1.3
Financial Advisor....................................................Section 1.3
Governmental Entity..................................................Section 4.5
Hazardous Substances................................................Section 4.25
HSR Act..............................................................Section 4.5
Indemnified Party....................................................Section 7.3
Information Statement...............................................Section 4.10
Intellectual Property Rights........................................Section 4.20
Laws.................................................................Section 4.5
Liens................................................................Section 4.3
Litigation...........................................................Section 4.9
Losses...............................................................Section 7.3
Material Contracts..................................................Section 4.19
Maximum Premium......................................................Section 7.3
MBCA.................................................................Section 1.3
Merger...............................................................Section 2.1
Merger Consideration.................................................Section 1.1
Merger Filing........................................................Section 2.2
Merger Sub..........................................................Introduction
Minimum Condition......................................................Exhibit A
Offer................................................................Section 1.1
Offer Documents......................................................Section 1.2
Option Agreement.......................................................Preambles
Options..............................................................Section 4.3
Parent..............................................................Introduction
Parent Material Adverse Effect.......................................Section 5.1
Parent Plan.........................................................Section 7.10
Paying Agent.........................................................Section 3.2
Percentage...........................................................Section 1.4
Permits.............................................................Section 4.17
Plan Options.........................................................Section 4.3
Proxy Statement......................................................Section 7.7
REI Barbados.........................................................Section 4.1
Representatives......................................................Section 7.1
Required Company Vote...............................................Section 4.13
Rights...............................................................Section 4.3
Rights Amendment....................................................Section 4.22
Rights Agreement ....................................................Section 1.3
Schedule 14D-9.......................................................Section 1.3
SEC..................................................................Section 1.1
Securities Act.......................................................Section 4.7


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                                                           SECTION WHERE DEFINED
                                                           ---------------------

Shareholders Meeting.................................................Section 7.6
Stock Purchase Date..................................................Section 3.2
Subsidiary...........................................................Section 4.1
Superior Proposal....................................................Section 7.2
Surviving Corporation................................................Section 2.1
Systems.............................................................Section 4.23
Taxes...............................................................Section 4.16
Tax Authority.......................................................Section 4.16
Tax Returns.........................................................Section 4.16
Tender and Option Agreement............................................Preambles
Termination Fee......................................................Section 9.4
Third Party Options..................................................Section 4.3
Transactions.........................................................Section 4.4
Warrant..............................................................Section 3.3
Year 2000 Compliant.................................................Section 4.23
1999 Balance Sheet..................................................Section 4.18


                                       vi
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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER is dated as of August 26, 1999 (this "Agreement"), by and among The Procter and Gamble Company, an Ohio corporation (the "Parent"), Recovery Engineering, Inc., a Minnesota corporation (the "Company"), and Tenzing, Inc., a Minnesota corporation and a wholly owned subsidiary of the Parent ("Merger Sub").

      WHEREAS, the Boards of Directors of the Parent and the Company each have determined that it is in the best interests of their respective companies and shareholders for the Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

      WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has entered into an agreement (the "Option Agreement ") with the Parent and Merger Sub pursuant to which the Company has granted to Merger Sub an unconditional, irrevocable option to purchase up to 1,202,875 newly-issued shares of Company Common Stock (defined terms used herein not previously defined having the meanings as hereinafter defined) of the Company and the associated Rights, representing 19.9% of the outstanding shares of Company Common Stock as of the date of this Agreement;

      WHEREAS, simultaneously with the execution and delivery of this Agreement, certain shareholders of the Company have entered into an agreement (the "Tender and Option Agreement") with the Parent and Merger Sub pursuant to which such shareholders have agreed to take certain actions with respect to the shares of Company Common Stock now or hereafter beneficially owned by such shareholders and have granted to the Parent and Merger Sub an unconditional, irrevocable option to purchase such shares of Company Common Stock on the terms and conditions set forth therein;

      WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has entered into consulting, employment and/or non-compete agreements with Messrs. Brian F. Sullivan, Reed A. Watson, Richard D. Hembree and Daniel B. Seebart; and

      WHEREAS, the holders of the $15 million principal amount of 5% Convertible Notes due 2003 (the "Convertible Notes") of the Company have consented in writing to the Merger.

      NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

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                                    ARTICLE I
                                    THE OFFER

      SECTION 1.1. The Offer.

            (a) The Offer. Subject to the provisions of this Agreement and this Agreement not having been terminated, as promptly as practicable but in no event later than September 1, 1999, Merger Sub shall, and the Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), an offer to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Company Common Stock"), of the Company, together with the associated Rights, at a price equal to $35.25 per share of Company Common Stock (the "Merger Consideration"), net to the seller in cash (the "Offer"). Except where the context otherwise requires, all references herein to the shares of Company Common Stock shall include the associated Rights. The obligation of Merger Sub to, and of the Parent to cause Merger Sub to, commence the Offer and to accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A and to the other terms and conditions of this Agreement. Subject to the provisions of this Agreement, the Offer shall expire 20 business days after the date of its commencement, unless this Agreement is terminated in accordance with Article IX, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

            (b) Waiver. Without the prior written consent of the Company, Merger Sub shall not (i) waive the Minimum Condition (as defined in Exhibit A), (ii) reduce the number of shares of Company Common Stock subject to the Offer, (iii) reduce the Merger Consideration, (iv) extend the Offer if all of the Offer conditions are satisfied or waived, (v) change the form of consideration payable in the Offer, or (vi) amend or modify any term or condition of the Offer (including the conditions set forth in Exhibit A) in any manner adverse to the holders of Company Common Stock. Notwithstanding anything herein to the contrary, Merger Sub may, in its reasonable discretion without the consent of the Company, extend the Offer at any time and from time to time (i) if at the then scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept for payment and pay for shares of Company Common Stock shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer; (iii) for any period required by applicable Laws in connection with an increase in the consideration to be paid pursuant to the Offer; and (iv) if all Offer conditions are satisfied or waived but the number of shares of Company Common Stock tendered is 80% or more, but less than 90%, of the then outstanding number of shares of Company Common Stock, for an aggregate period of not more than 10 business days (for all such extensions under this clause (iv)) beyond the latest expiration date that would be permitted under clause (i), (ii) or (iii) of this sentence. In addition, if any condition set forth in Exhibit A is not satisfied at the scheduled expiration of the Offer but is reasonably capable of being satisfied within three business days thereof, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for three business days and the Parent and the Company shall each use reasonable efforts to cause such condition to become satisfied during such three business day period. Subject to the terms and conditions of the Offer and this Agreement (including the right of termination in accordance with Article IX), Merger Sub shall, and the Parent shall cause Merger Sub to, accept for

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payment and pay for, in accordance with the terms of the Offer, all shares of
Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer but in no event later than two business days after expiration of the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Merger Sub expressly reserves the right to delay payment for shares of Company Common Stock in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act.

      SECTION 1.2. Actions by the Parent and Merger Sub.

            (a) Offer Documents. As soon as reasonably practicable following execution of this Agreement, but in no event later than five business days from the date hereof, the Parent and Merger Sub shall prepare and file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and any other ancillary documents pursuant to which the Offer shall be made (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Parent or Merger Sub with respect to information supplied by the Company for inclusion in the Offer Documents. Each of the Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of the Parent, Merger Sub and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Parent and Merger Sub agree to provide the Company and its counsel in writing with any comments the Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Parent, Merger Sub or their counsel.

            (b) Funds. The Parent shall provide or cause to be provided to Merger Sub all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

      SECTION 1.3. Actions by the Company.

            (a) Company Approvals. The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Board of Directors" or the "Board") at a meeting duly called and held has duly adopted resolutions (i)

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approving this Agreement, the Option Agreement, the Ancillary Documents, the
Offer and the Merger, determining that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and the Company's shareholders and recommending that the Company's shareholders accept the Offer and approve the Merger and this Agreement, and
(ii) taking all action necessary so that Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act (the "MBCA"), and the Rights Agreement, dated as of January 30, 1996, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, as amended (the "Rights Agreement"), are and, through the Effective Time, will be inapplicable to the Parent and Merger Sub, the Offer, the Merger, this Agreement, the Option Agreement, the Tender and Option Agreement, any of the Ancillary Documents or any of the transactions contemplated hereby or thereby. The Company further represents and warrants that the Board of Directors has received the written opinion of Goldman, Sachs & Co. (the "Financial Advisor") that the proposed consideration to be received by the holders of shares of Company Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view (the "Fairness Opinion"). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors described in the first sentence of this
Section 1.3(a). The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and references thereto, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), in the Offer Documents, the Schedule 14D-9 and the Proxy Statement. The Company has been advised by its directors and executive officers that they intend to tender into the Offer all shares of Company Common Stock beneficially owned by them on the date hereof.

            (b) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in Section 1.3(a) and shall disseminate the Schedule 14D-9 to the shareholders of the Company as required by Rule 14d-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Merger Sub and/or the Parent in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's shareholders. The Parent and its counsel shall be given an opportunity to review and comment upon the
Schedule 14D-9 (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or Merger Sub for inclusion in the Schedule 14D-9. Each of the Company, the Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide the Parent and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and with

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copies of any written response and telephonic notification of any verbal responses by the Company or its counsel.

            (c) Mailing. In connection with the Offer, the Company shall cause its transfer agent to furnish Merger Sub with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and thereafter, until expiration of the Offer, of those persons becoming record holders subsequent to such recent date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, the Parent and Merger Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information then in their possession or under their control.

            (d) Change in Law. Subject to the terms and conditions of this Agreement, if there shall occur a change in Law or in a binding judicial interpretation of existing Law which would, in the absence of action by the Company or the Board, prevent Merger Sub, were it to acquire a majority of the shares of Company Common Stock then outstanding on a fully diluted basis, from approving and adopting this Agreement by its affirmative vote as the holder of a majority of the outstanding shares of Company Common Stock and without the affirmative vote of any other shareholder, the Company will use its reasonable efforts to promptly take or cause such action to be taken.

      SECTION 1.4. Directors.

            (a) Appointment of Directors. Promptly upon the purchase of shares of Company Common Stock pursuant to the Offer, and from lime to time thereafter, the Parent shall be entitled to designate such number of directors, rounded up to the next whole number, as will give the Parent representation on the Board of Directors equal to the product of (i) the number of directors then on the Board of Directors and (ii) the percentage that the number of shares of Company Common Stock purchased by Merger Sub or the Parent or any affiliate pursuant to the Offer bears to the number of shares of Company Common Stock then outstanding (the "Percentage"), and the Company shall, upon request by the Parent, promptly increase the size of the Board of Directors and/or exercise its reasonable efforts to secure the resignations of such number of directors as is necessary to enable the Parent's designees to be elected to the Board of Directors and shall cause the Parent's designees to be so elected. At the request of the Parent, the Company will use its reasonable efforts to cause such individuals designated by the Parent to constitute the same Percentage of (i) each committee of the Board of Directors, (ii) the board of directors of REI Barbados and (iii) the committees of the board of directors of REI Barbados. The Company's obligations to appoint designees to the Board of Directors shall be subject to
Section 14(f) of the Exchange Act. The Company shall take, at its expense, all action necessary to effect any such election, and shall include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) and Rule 14f-l. Notwithstanding anything stated herein, if shares of Company Common Stock are purchased pursuant to the Offer, Parent and Merger Sub shall use reasonable efforts to assure that until the Effective Time, the Company's Board of Directors has at least one director who is a director on the date hereof and is not an employee of the Company.

            (b) Continuing Directors. Following the election or appointment of the Parent's designees pursuant to this Section 1.4 and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who are not designated by the Parent (the "Continuing Directors") shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any amendment to the Company's articles of incorporation or by-laws, any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for the performance of any of the obligations or other acts of the Parent or Merger Sub, and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.


                                   ARTICLE II
                                   THE MERGER

      SECTION 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.2), in accordance with the MBCA, Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate existence of Merger Sub shall cease (the "Merger"). The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

      SECTION 2.2. Effective Time of the Merger. Upon the terms and subject to the conditions hereof, articles of merger (the "Articles of Merger") shall be duly prepared by the Surviving Corporation and executed by the Surviving Corporation and, if required under the MBCA, Merger Sub, and thereafter delivered to the Secretary of State of the State of Minnesota, for filing, on the Closing Date (as defined in Section 2.3). The Merger shall become effective as of the date and at such time as the Articles of Merger pursuant to Section 302A.615 of the MBCA (the "Merger Filing") with the Secretary of State of the State of Minnesota or at such subsequent date or time as shall be agreed by the Company and the Parent and specified in the Articles of Merger and in accordance with the MBCA (the time the Merger becomes effective pursuant to the MBCA being referred to herein as the "Effective Time").

      SECTION 2.3. Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VIII hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Minneapolis, Minnesota time, on a date to be specified by the parties, which shall be no later than two business days after the satisfaction or waiver of the conditions to Closing contained in Article VIII, at the offices of Robins, Kaplan, Miller & Ciresi L.L.P., 2800 LaSalle Plaza, 800

LaSalle Avenue, Minneapolis, Minnesota 55402, unless another date or place is agreed to in writing by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "Closing Date."

      SECTION 2.4. Effects of the Merger. The Merger shall have the effects set forth in the MBCA, including Section 302A.641 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 2.5. Articles of Incorporation and Bylaws.

            (a) The articles of incorporation of Merger Sub in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the terms thereof and with applicable Laws.

            (b) The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with the terms thereof and with applicable Laws.

      SECTION 2.6. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified.

      SECTION 2.7. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the articles of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.


                                   ARTICLE III
                              CONVERSION OF SHARES

      SECTION 3.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or of the holder of any shares of capital stock of Merger Sub:

            (a) Capital Stock of Merger Subsidiary. Each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

            (b) Cancellation of Parent-Owned Stock. Any shares of Company Common Stock owned by the Parent, the Company, or any of their respective Subsidiaries shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

            (c) Exchange Ratio for Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (subject to Section 3.1(b) and other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in the amount of the Merger Consideration. As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock (other than the Parent, the Company or any of their respective Subsidiaries) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 3.2 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Company Common Stock or, with respect to Dissenting Shares, payment of the appraised value of Dissenting Shares in accordance with Section 3.6.

            (d) Stock Options. All Company Stock Options outstanding immediately prior to the Effective Time under the Company Option Plans, whether or not then exercisable, shall (by all appropriate and necessary action taken prior to the date of this Agreement of the Board of Directors or such committee or committees of the Board of Directors as are vested with authority to administer the Company Option Plans) be canceled. In cancellation thereof, each holder of an Option (other than Excluded Options) shall be entitled to receive, for each share of Company Common Stock subject to an Option (other than Excluded Options), an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, without interest. The amounts payable pursuant to this Section 3.1(d) shall be subject to all applicable withholding of taxes. The Company shall use its reasonable efforts to obtain all necessary consents, if any, of the holders of Options to the cancellation of the Options in accordance with this Section 3.1(d). "Excluded Options" shall mean the options of the holders set forth in Section 3.1(d) of the Company Disclosure Letter which such holders have agreed will be cancelled without payment at the Effective Time.

            (e) Warrants. All warrants (individually, a "Warrant" and collectively, the "Warrants") to purchase Company Common Stock outstanding immediately prior to the Effective Time, whether or not then exercisable, shall (by all appropriate and necessary action taken prior to the date of the Board of Directors) be canceled and each holder of a Warrant shall be entitled to receive, for each share of Company Common Stock subject to a Warrant, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Warrant, without interest. The amounts payable pursuant to this Section 3.1(e) shall be subject to all applicable withholding of taxes. The Company shall use its reasonable efforts to obtain all necessary consents, if any, of the holders of Warrants to the cancellation of the Warrants in accordance with this Section 3.1(e).

            (f) Convertible Notes. The Convertible Notes outstanding immediately prior to the Effective Time shall be canceled and the holders of the Convertible Notes shall be entitled to receive an amount in cash equal to (i) the Merger Consideration, times (ii) the number of shares of Company Common Stock that would be issuable to such holders upon conversion of the Convertible Notes, based on the Merger Consideration (I.E., one share of Company Common Stock for each $14.85 principal amount of the Convertible Notes). No consideration or other value shall be paid to the holders of the Convertible Notes under this Section 3.1(f) in respect of the reset rights granted to the holders of the Convertible Notes pursuant to Section 9.6(j) of the Securities Purchase Agreement dated as of July 19, 1996, as amended by Amendment No. 1, dated as of March 31, 1997,and as further amended by the letter agreement dated April 24, 1997, between the Company and the other parties thereto. At the Effective Time, such reset rights shall be cancelled and shall expire. The amounts payable pursuant to this Section 3.1(f) shall be subject to all applicable withholding of taxes. The Company shall use its reasonable efforts to obtain all necessary consents, if any, of the holders of the Convertible Notes to the cancellation of the Convertible Notes in accordance with this Section 3.1(f).

      SECTION 3.2. Exchange of Certificates.

            (a) Paying Agent. Prior to the Effective Time, the Parent shall appoint a commercial bank or trust company having net capital of not less than $20 million, or such other party reasonably satisfactory to the Company, to act as paying agent hereunder for payment of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). The Parent shall take all steps necessary to cause the Surviving Corporation, the Company or Merger Sub to provide the Paying Agent with cash in amounts necessary to pay for all the shares of Company Common Stock pursuant to Section 3.1(c) and, in connection with the Options, pursuant to Section 3.1(d), in connection with the Warrants, pursuant to Section 3.1(e), and in connection with the Convertible Notes, pursuant to Section 3.1(f), as and when such amounts are needed by the Paying Agent to fund the payment of checks presented to the Paying Agent. Such amounts shall hereinafter be referred to as the "Exchange Fund."

            (b) Mailing. As soon as practicable after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as the Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the amount of cash into which shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1.

            (c) No Transfers. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III.

            (d) Unclaimed Portion of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former shareholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable upon surrender of any Certificates such shareholder holds, as determined pursuant to this Agreement, without any interest thereon.

            (e) No Liability. None of the Parent, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

            (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

            (g) Company ESPP. Prior to any public announcement that it has entered into this Agreement, the Company shall have taken all corporate action necessary to amend its 1994 Stock Purchase Plan (the "Company ESPP") such that, following the amendment of the Company ESPP, (i) no person shall commence to participate therein, (ii) no participant shall be permitted to increase the amount of payroll deductions in respect thereof, (iii) the "Stock Purchase Date" (as defined in the Company ESPP) to occur on or first following amendment of the ESPP (whichever is earlier) shall be the final date on which Company Common Stock is purchased thereunder, and (iv) the Company ESPP shall be terminated effective on the Effective Date. Promptly following such Stock Purchase Date, any payroll deductions not applied to the purchase of shares of Company Common Stock shall be remitted to participants.

      SECTION 3.3. Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution or similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of that event.

      SECTION 3.4. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if required by the MBCA, but only to the extent required thereby, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has demanded appraisal for such shares in accordance with Section 302A.473 of the MBCA ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Sections 3.1 and 3.2, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the MBCA. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give the Parent prompt notice of any demands received by the Company for appraisal of shares and, prior to the Effective Time, the Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or offer to settle, any such demands.

      SECTION 3.5. Merger Without Meeting of Shareholders. Notwithstanding the foregoing, if Merger Sub, or any other direct or indirect Subsidiary of the Parent, shall acquire at least 90 percent of the outstanding shares of Company Common Stock pursuant to the Offer, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company, in accordance with Section 302A.621 of the MBCA.


                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTEES OF THE COMPANY

      Subject to the letter of the Company, dated the date hereof and addressed to the Parent and Merger Sub (the "Company Disclosure Letter"), the Company hereby represents and warrants to the Parent and Merger Sub that:

      SECTION 4.1. Organization and Qualifications; Subsidiaries.

            (a) Each of the Company and Recovery Engineering International, Ltd., a Barbados corporation ("REI Barbados") (i) is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of this clause
(ii), where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each of the Company and REI Barbados is duly qualified or licensed as a foreign corporation to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, a "Company Material Adverse Effect" shall mean any change or effect (i) that is materially adverse to the business, assets, financial condition or results of operations of the Company and REI Barbados, taken as a whole, (ii) that materially adversely affects the ability of the Company to consummate the transactions contemplated by this Agreement or that would prevent or materially delay consummation of the Merger, or (iii) that materially adversely affects the ability of the Company to conduct its business after the Closing consistent with the manner conducted in the past.

            (b) For purposes of this Agreement, a "Subsidiary" means, with respect to the Parent, the Company or any other person, any entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      SECTION 4.2. Articles of Incorporation and Bylaws. The Company has heretofore made available to the Parent a complete and correct copy of the articles of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and REI Barbados. Such articles of incorporation, bylaws and equivalent organizational documents are in full force and effect. The Company is not in violation of any provision of its articles of incorporation or bylaws. REI Barbados is not in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

      SECTION 4.3. Capitalization.

            (a) The authorized capital stock of the Company consists of 100,000,000 shares of capital stock, all of which is Company Common Stock. As of August 25, 1999, (i)(A) 6,044,601 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (B) 6,044,601 common stock purchase rights ("Rights") issued pursuant to the Rights Agreement were issued and outstanding, and (C) no class or series of preferred stock of the Company had been established; and (ii)(A) options to purchase ("Plan Options") 1,279,667 shares of Company Common Stock which were granted pursuant to the Company's 1986 Stock Option Plan, the Company's 1994 Stock Option and Incentive Plan, and the Company's 1993 Director Stock Option Plan (the "Company Option Plans") were outstanding, (B) no shares of Company Common Stock were reserved for issuance pursuant to options under the Company Option Plans, (C) 80,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options and warrants listed in Section 4.3 of the Company Disclosure Letter (the "Third Party Options" and, together with the Plan Options, the "Company Stock Options"), (D) 44,385 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP (with approximately 750 shares expected to be issued under the ESPP between the date hereof and the Closing Date, based on current prices for the Company Common Stock and the current contribution rates of participants in the Company ESPP at the date of this Agreement),

(E) up to 1,377,410 shares of Company Common Stock were reserved for issuance upon conversion of the Convertible Notes at a conversion price described in
Section 4.3 of the Company Disclosure Letter, (F) no shares of Company Common Stock were held by the Company in its treasury and (G) no shares of Company Common Stock were held by REI Barbados. The number of shares of Company Common Stock issuable upon conversion of the Convertible Notes, based on the Merger Consideration, is 1,010,101 shares. Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and, since August 25, 1999, no shares of capital stock or other voting securities or options in respect thereof have been issued except upon the exercise of the Company Stock Options outstanding on August 25, 1999. Except as set forth in this Section 4.3 or in Section 4.3 of the Company Disclosure Letter, and except as contemplated by this Agreement and the Ancillary Documents, there are no options, warrants, calls, rights, subscriptions, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any kind or character to which the Company or REI Barbados is a party (collectively, "Options") relating to the issued or unissued capital stock of the Company or REI Barbados, or obligating the Company or REI Barbados to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, the Company or REI Barbados. Section 4.3 of the Company Disclosure Letter sets forth, for each Company Stock Option, the holder and the exercise price thereof. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Option Plan. Except as set forth in Section
4.3 of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings to which the Company or REI Barbados is a party with respect to the voting of capital stock of the Company or REI Barbados. All shares of outstanding Company Common Stock have been duly authorized, validly issued and are nonassessable and all shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.3 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or REI Barbados to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any other shares of capital stock of the Company or REI Barbados, or make any material investment (in the form of a loan, capital contribution or otherwise) in REI Barbados or any other person.

            (b) Each outstanding share of capital stock of REI Barbados is duly authorized, validly issued, fully paid and nonassessable and each such share is owned by the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens"). Section 4.3 of the Company Disclosure Letter sets forth the authorized capital stock and the number of issued and outstanding shares of capital stock of REI Barbados. Except for REI Barbados, neither the Company nor REI Barbados owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. REI Barbados (i) has not engaged in any business activity, (ii) does not have any liabilities of any kind, (iii) has assets with a value of less than $5,000,
(iv) has not entered into any Contracts, and (v) is not the subject of any Litigation.

      SECTION 4.4. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Option Agreement and the documents contemplated hereby or thereby or executed in connection herewith or therewith to which the Company is a party (the Option Agreement and such other agreements and documents, collectively, the "Ancillary Documents"), to perform its obligations hereunder and thereunder and, subject to adoption of this Agreement by the Required Company Vote (as defined in Section 4.13), if required by applicable Laws, to consummate the transactions contemplated hereby and thereby (the "Transactions"). The execution and delivery of this Agreement and any Ancillary Document by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Ancillary Document or to consummate the Transactions (other than (i) the Required Company Vote, if required by applicable Laws, and (ii) the Merger Filing). This Agreement and any Ancillary Document have each been or will be duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Parent and Merger Sub, constitute or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 4.5. No Conflict; Required Filings and Consents; Certain
Contracts.

            (a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement and the Ancillary Documents by the Company do not, and the performance of its obligations under this Agreement and the Ancillary Documents and the consummation of the Transactions by the Company will not, (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Company or REI Barbados, (ii) subject to the making of the filings and obtaining the approvals identified in Section 4.5(b), conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or REI Barbados or by which any property or asset of the Company or REI Barbados is bound or affected or, directly or indirectly, result in any of the consequences referred to in subsection (a) of Exhibit A hereto, or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss (by the Company, REI Barbados or the Surviving Corporation) or modification in a manner materially adverse to the Company and REI Barbados of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company or REI Barbados pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation, whether written or oral (collectively, "Contracts"), to which the Company or REI Barbados is a party or by which the Company or REI Barbados or any property or asset of the Company or REI Barbados is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (b) The execution and delivery of this Agreement and the Ancillary Documents by the Company do not, and the performance of its obligations under this Agreement and the Ancillary Documents and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local governmental or regulatory agency, authority, commission or instrumentality, whether domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements of the Exchange Act and state securities or "blue sky" laws ("Blue Sky Laws"), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (C) the Merger Filing, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (c) Except as set forth in Section 4.5(c) of the Company Disclosure Letter or in the Contracts filed (or incorporated) as exhibits to the Company's Annual Report on Form 10-K for the year ended January 3, 1999 or the other Company SEC Reports (as defined in Section 4.7) filed thereafter, there are no Contracts to which the Company is a party or by which the Company or any asset of the Company is bound, which by its terms limits in any material respect the ability of the Company or, after consummation of the Transactions, would by its terms limit in any material respect the ability of the Parent or any of its affiliates, to engage in any business in any area or for any period.

      SECTION 4.6. Compliance. Except as set forth in Section 4.6 of the Company Disclosure Letter, neither the Company nor REI Barbados is in conflict with, or in default or violation of, (i) any Law applicable to the Company or REI Barbados or by which any property or asset of the Company or REI Barbados is bound or affected, or (ii) any Contract to which the Company or REI Barbados is a party or by which the Company or REI Barbados or any property or asset of the Company or REI Barbados is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

      SECTION 4.7. SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1996 and prior to the date hereof (including exhibits and any amendments thereto) (as such documents have been amended prior to the date hereof, the "Company SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and the rules and regulations thereunder. None of the Company SEC Reports, as of their respective dates, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to the Parent true, accurate and complete copies of all of the Company SEC Reports. The consolidated financial statements (including any notes and related schedules) of the Company and REI Barbados included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) the consolidated financial position of the Company and REI Barbados as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Neither the Company nor REI Barbados has any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the audited balance sheet of the Company and REI Barbados as at January 3, 1999 (including the notes thereto), or (b) which (i) were incurred in the ordinary course of business after January 3, 1999 and consistent with past practices and which would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) are disclosed or reflected in the Company SEC Reports filed after January 3, 1999 and prior to the date of this Agreement or (iii) would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 1996, the Company has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof, and REI Barbados has not filed, or been required to file, any form, report or other document with the SEC, in each case, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder.

      SECTION 4.8. Absence of Certain Changes or Events. Except as set forth in
Section 4.8 of the Company Disclosure Letter, as contemplated by this Agreement or as disclosed in any Company SEC Report filed prior to the date of this Agreement, since January 3, 1999, (i) the Company and REI Barbados have conducted their respective businesses only in the ordinary course, consistent with past practice, (ii) there has not occurred or arisen any event that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect excluding any circumstance, fact, change, development, effect or impairment resulting from (A) the entering into of this Agreement and the announcement thereof and the transactions contemplated hereby and (B) changes in general economic, financial, regulatory, political or market conditions, and (iii) neither the Company nor REI Barbados has taken any action which, if taken after the date hereof, would constitute a violation of or require the Parent's consent under Section 6.1.

      SECTION 4.9. Litigation. Except as disclosed in Section 4.9 of the Company Disclosure Letter or in the Company SEC Reports, there are (i) no claims, suits, actions, proceedings, arbitrations, investigations or audits (collectively, "Litigation") pending or, to the knowledge of the Company's executive officers, threatened, or (ii) no investigations or reviews by any Governmental Entity pending or, to the knowledge of the Company's executive officers, threatened, against, relating to or affecting the Company or REI Barbados, which in either case would have, individually or in the aggregate, a Company Material Adverse Effect, nor is there any judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against the Company or REI Barbados.

      SECTION 4.10. Information Statement. None of the information contained in the Schedule 14D-9, the information statement, if any, filed by the Company in connection with the Offer pursuant to Rule 14f-1 under the Exchange Act (the "Information Statement"), or incorporated by reference therein or any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's shareholders, contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or Merger Sub specifically for inclusion in the Schedule 14D-9 or Information Statement or any amendment or supplement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time the Company's executive officers shall obtain knowledge of any facts with respect to itself, any of its officers and directors or REI Barbados that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company, and in the event the Parent shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Company shall promptly amend or supplement such document as required and distribute the same to its shareholders.

      SECTION 4.11. Employee Benefit Plans.

            (a) Section 4.11 of the Company Disclosure Letter sets forth a list of each material pension, retirement, savings, disability, dental, health, life, death benefit, group insurance, profit-sharing, deferred compensation, stock purchase, stock option (or other equity award), bonus, incentive, termination, severance pay or other employee benefit plan, trust, arrangement, contract, commitment, agreement or policy (collectively, "Benefit Plans") sponsored or maintained by the Company or REI Barbados, in which present or former employees or directors of the Company or REI Barbados (or any beneficiary or dependent of the foregoing) participate, or pursuant to which the Company or REI Barbados may have any liability (contingent or otherwise) (collectively, the "Company Benefit Plans"). True and complete copies of the Company Benefit Plans (together with such other information related thereto as the Parent may reasonably have requested) have been delivered to the Parent.

            (b) Except as set forth in Section 4.11 of the Company Disclosure Letter and except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (A) the Company Benefit Plans have been administered and are in compliance with the terms of such plan and all applicable Laws, (B) no "reportable event" (as such term is used in Section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or "accumulated funding deficiency" (as such term is used in Section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Benefit Plan and
(C) each Company Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the IRS regarding its qualified status and no event has occurred that could reasonably be expected to result in the loss of such qualified status.

            (c) There is no litigation or administrative or other proceeding, or any claim, suit, audit or investigation, involving any Company Benefit Plan (other than routine claims for benefits), nor, to the knowledge of the Company's executive officers, is any such proceeding threatened, in each case that, individually or in the aggregate, would have a Company Material Adverse Effect. Neither the Company nor REI Barbados has incurred, nor, to the knowledge of the Company's executive officers, is reasonably likely to incur any withdrawal liability with respect to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) which remains unsatisfied in an amount which would have a Company Material Adverse Effect. The termination of, or withdrawal from, any Company Benefit Plan or multiemployer plan to which the Company or REI Barbados contributes, will not subject the Company or REI Barbados to any liability under Title IV of ERISA that individually or in the aggregate would have a Company Material Adverse Effect.

            (d) At no time has the Company or REI Barbados (i) contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) under, any "multiemployer plan" (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), or (ii) contributed to or been required to contribute to any "defined benefit plan" (within the meaning of Section 3(35) of ERISA).

            (e) Other than as set forth on Section 4.11 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or director of the Company or REI Barbados, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company, the Parent or any of their Subsidiaries to amend or terminate any Company Benefit Plan. No payment or benefit which will or may be made by the Company, the Parent or any of their Subsidiaries will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

      SECTION 4.12. Labor and Employment Matters. Except as set forth in Section
4.12 of the Company Disclosure Letter, (a) neither the Company nor REI Barbados is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization; and (b) there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company's executive officers, threatened against the Company or REI Barbados, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or REI Barbados, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

      SECTION 4.13. Vote Required. Unless the Merger may be consummated in accordance with Section 302A.621 of the MBCA, in which case no vote of the holders of the shares of Company Common Stock is required to approve this Agreement and the Transactions, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote (the "Required Company Vote") is the only vote or approval of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby, except those approvals which have heretofore been obtained (assuming that neither the Parent nor its affiliates or associates (as defined in Section 302A.011 of the MBCA) are "interested shareholders" of the Company under Section 302A.673 of the MBCA immediately before the execution and delivery of this Agreement).

      SECTION 4.14. Opinion of Financial Advisor. The Company's Board of Directors has received the opinion of Goldman, Sachs & Co., dated August 25, 1999, to the effect that, as of such date, the Merger Consideration to be received by the shareholders of the Company is fair, from a financial point of view, to such shareholders.

      SECTION 4.15. Brokers. Except as set forth in Section 4.15 of the Company Disclosure Letter, no broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has previously delivered to Parent a full and accurate copy of the Company's engagement letter with Goldman, Sachs & Co.
Section 4.15 of the Company Disclosure Letter sets forth the Company's obligations to Goldman, Sachs & Co. in connection with its role as financial advisor to the Company.

      SECTION 4.16. Taxes.

            (a) Except as set forth in Section 4.16(a) of the Company Disclosure
Letter:

                        (i) The Company and REI Barbados have timely filed (or
            have had timely filed on their behalf) all Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete in all respects except for such instances which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                        (ii) The Company and REI Barbados have paid (or have had
            paid on their behalf) all Taxes due, except for Taxes the non-payment of which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                        (iii) The most recent financial statements contained in
            the Company SEC Reports reflect full reserves for all Taxes payable by the Company and REI Barbados for all Tax periods and portions thereof through the date of such financial statements, except to the extent that any failure to so reserve, individually or in the aggregate, would not have a Company Material Adverse Effect.

                        (iv) The Federal income Tax Returns of the Company have
            not been audited. There are no taxable years currently under Audit, and the Company has not been notified that any Audit by a Taxing Authority will commence with respect to the Company or REI Barbados. There are no outstanding waivers or pending requests for waivers to extend the statutory period of limitations to assess any Taxes on the Company or REI Barbados, except to the extent any such waiver or request for waiver, individually or in the aggregate, would not have a Company Material Adverse Effect.

                        (v) No deficiency or adjustment for any Taxes has been
            proposed, asserted or assessed against the Company or REI Barbados that has not been paid or fully reserved for on the financial statements of the Company, except for deficiencies or adjustments that, individually or in the aggregate, would not have a Company Material Adverse Effect, and, to the knowledge of the Company's executive officers, no such deficiency or adjustment has been threatened. There are no Liens for material Taxes upon the assets or property of the Company or REI Barbados, except Liens for current Taxes not yet due.

                        (vi) The Company and REI Barbados have withheld and paid
            over to the relevant Tax Authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, except for such Taxes which, individually or in the aggregate, would not have a Company Material Adverse Effect.

                        (vii) Neither the Company nor REI Barbados is a party to
            any Tax sharing, Tax allocation, Tax indemnity or similar agreement.

                        (viii) No "consent" within the meaning of Section 341(f)
            of the Code has been filed with respect to the Company or REI Barbados.

            (b) For purposes of this Agreement, the following terms shall have the following meanings:

                        (i) "Audit" shall mean any audit, assessment of Taxes,
            other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

                        (ii) "Taxes" shall mean all Federal, state, local and
            foreign income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, employment, payroll, premium, alternative or added minimum, transfer, stamp, customs, duties or other taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto and including any liability in respect of any tax as a transferee or successor, by Law, Contract or otherwise.

                        (iii) "Tax Authority" shall mean the Internal Revenue
            Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

                        (iv) "Tax Returns" shall mean all Federal, state, local
            and foreign tax returns, declarations, statements, reports, schedules and forms relating to Taxes, including, without limitation, any information returns, claims for refund, declaration of estimated Tax and any amended tax return relating to Taxes.

      SECTION 4.17. Licenses and Permits. Except as set forth in Section 4.17 of the Company Disclosure Letter, the Company and REI Barbados have all necessary licenses, permits, certificates of need, approvals and authorizations (collectively, "Permits") from all Governmental Entities required to lawfully conduct their respective businesses as presently conducted, except for those Permits the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect, and (a) no Permit is subject to revocation or forfeiture by virtue of any existing circumstances, (b) there is no Litigation pending or, to the knowledge of the Company's executive officers, threatened to modify or revoke any Permit, and (c) no Permit is subject to any outstanding order, decree, judgment, stipulation, or investigation that would be likely to affect such Permit, except for instances of any of the foregoing items
(a) through (c) which, individually or in the aggregate, would not have a Company Material Adverse Effect.

      SECTION 4.18. Title to Assets.

            (a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of all leased and owned real properties of the Company. The Company has good and marketable title to all of its real and personal properties and assets reflected on the Balance Sheet of the Company at July 4, 1999 included in the Company's Quarterly Report on Form 10-Q for the period ended July 4, 1999 (the "1999 Balance Sheet"), free and clear of all Liens except for (i) Liens which secure indebtedness which is properly reflected in the 1999 Balance Sheet; (ii) Liens for Taxes accrued but not yet payable;
(iii) Liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the 1999 Balance Sheet, provided that the obligations secured by such Liens are not delinquent; and (iv) such imperfections of title and Liens, if any, as individually or in the aggregate would not have a Company Material Adverse Effect. Except as set forth in Section 4.18(a) of the Company Disclosure Letter, the Company owns, or has valid leasehold interests in, all properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interests would not individually or in the aggregate have a Company Material Adverse Effect.

            (b) Except as set forth in Section 4.18(b) of the Company Disclosure Letter, the Company does not have any legal obligation, absolute or contingent, to any other person to sell or dispose of any of its assets, other than orders for sale of inventory in the ordinary course of business, with an aggregate value in excess of $250,000.

      SECTION 4.19. Material Contracts. Section 4.19 of the Company Disclosure Letter sets forth a list as of the date hereof of all (i) Contracts for borrowed money or guarantees thereof, (ii) Contracts involving any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), or any combination of these transactions (each a "Derivative" and collectively, "Derivatives"), (iii) Contracts containing covenants by the Company restricting its ability or the ability of any affiliates of the Company to engage in any line of business, (iv) Contracts to purchase materials, supplies or other assets, other than purchase orders entered into in the ordinary course of business consistent with the customary past practice of the Company and other Contracts involving obligations of less than $250,000 individually and $500,000 in the aggregate, (v) Contracts to purchase or acquire advertising or other product promotion or brand support other than spot orders purchased in the ordinary course of business or involving commitments by the Company of less than $250,000, (vi) Contracts with distributors, sub-distributors or sales agents for the Company or in which the Company acts as distributor or sales agent for others, (vii) Contracts in which the Company's surviving liability (including indemnities) could exceed $250,000 and involving the sale or other disposition by the Company of one or more business units, divisions or entities (including former Subsidiaries); (viii) Contracts involving the sale, disposition or licensing of other material assets of the Company (including intellectual property), other than the sale of inventory in the ordinary course of business, (ix) Contracts involving the investment, including by way of capital contribution, loan or advance, by the Company in any other person, firm or entity, other than cash and cash equivalents and other than investments no longer owned by the Company, (x) other Contracts under which the unpaid liability of the Company is $250,000 or more or are otherwise material, and (xi) promotion Contracts with a term of longer than three (3) months (all Contracts described in each of the categories (i) through (xi) above, "Material Contracts"). All Material Contracts to which the Company is a party or by which any of its assets are bound are valid and binding, in full force and effect and enforceable against the parties thereto in accordance with their respective terms, except where the failure to be so valid and binding, in full force and effect or enforceable would not individually or in the aggregate have a Company Material Adverse Effect. There is not under any such Contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company, or to the knowledge of the Company's executive officers, any other party, other than any such defaults or events which, individually or in the aggregate, would not have a Company Material Adverse Effect.

      SECTION 4.20. Intellectual Property Rights.

            (a) The Company and REI Barbados have and will, after giving effect to the consummation of the Transactions, have to the same extent and on the same terms as prior to the Closing, (i) valid rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade dress, trade names, domain names, copyrights, trade secrets (where recognized by applicable law), licenses, information, proprietary rights and processes that are used in its business as now conducted (collectively the "Intellectual Property Rights"), and (ii) except as disclosed in Section 4.20 of the Company Disclosure Letter, the right to require the applicant of any Intellectual Property Right which is an application to transfer ownership thereof and of the related registration to the Company or REI Barbados once it issues.

            (b) Except as disclosed in Section 4.20 of the Company Disclosure Letter, no Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or REI Barbados, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have a Company Material Adverse Effect.

            (c) Each Intellectual Property Right which is a patent, patent application, trademark registration, trademark application, service mark registration, service mark application, domain name (with respect to domain names, to the knowledge of the Company's executive officers), copyright registration or copyright application, is set forth on Section 4.20 of the Company Disclosure Letter. All registered patents, trademarks, domain names, service marks and copyrights listed on Section 4.20 of the Company Disclosure Letter are valid (when in use) and existing and in full force and effect, and owned by the Company or REI Barbados free and clear of any Liens.

Section 4.20 of the Company Disclosure Letter sets forth a complete and accurate list of all Contracts in which the Company is a licensor or licensee of Intellectual Property Rights.

            (d) To the knowledge of the Company's executive officers, other than as set forth on Section 4.20 of the Company Disclosure Letter: (i) no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Intellectual Property Rights except in such a way as would not jeopardize the validity of such Intellectual Property Rights or the ability of the Company or REI Barbados to use the registered patents or the Intellectual Property Rights in substantially the manner they are used on the date hereof, and (ii) neither the Company nor REI Barbados, by using the Intellectual Property Rights, has materially interfered with, infringed upon, misappropriated or otherwise come into conflict with any material registered trademark of any third party nor, by using such registered patents, any material registered patent of any third party.

      SECTION 4.21. State Takeover Statutes Inapplicable. From and after the date hereof and at all times at or prior to the Effective Time, (i) Sections 302A.67l, 302A.673 and 302A.675 of the MBCA will be inapplicable to the Offer, the Merger, this Agreement, the Ancillary Documents, the Tender and Option Agreement and the transactions contemplated hereby and thereby, and the Company has received an opinion to that effect from Robins, Kaplan, Miller & Ciresi L.L.P., and (ii) no other takeover Law in effect on the date hereof could affect the ability of the Parent or Merger Sub to consummate the transactions contemplated hereby or thereby or have, either individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

      SECTION 4.22. Rights Agreement. Pursuant to action of the Board of Directors on August 25, 1999, the Company amended (the "Rights Amendment") the Rights Agreement so that the Rights Agreement will not affect or be affected by this Agreement, the Option Agreement, the Tender and Option Agreement, the Offer, the announcement of the Offer, the purchase of shares of Company Common Stock by the Parent or Merger Sub pursuant to the Offer, the Merger, or any transaction contemplated hereby or thereby, and the Company has received an opinion to that effect from Robins, Kaplan, Miller & Ciresi L.L.P. The Distribution Date (as defined in the Rights Agreement) has not occurred. The Rights Amendment has been duly authorized, executed and delivered by the Company and is valid and enforceable in accordance with its terms.

      SECTION 4.23. Year 2000.

            (a) The Company is in the process of conducting an inventory and assessment of all software, computers, network equipment, technical infrastructure, production equipment and other equipment and systems that are material to the operation of its business and that rely on, utilize or perform date or time processing ("Systems") to ensure that the Systems are Year 2000 Compliant.

            (b) The Company reasonably expects that implementation and testing of the Systems to ensure that they are Year 2000 Compliant will be completed by September 30, 1999. Any failure of any of the Company's Systems to be Year 2000 Compliant has not had and is not reasonably expected to have a Company Material Adverse Effect.

            (c) In addition to upgrading its own Systems, the Company has contacted certain significant suppliers to determine whether their Systems are Year 2000 Compliant. The Company has not received any information which would indicate that the Systems of its suppliers will not be Year 2000 Compliant to the extent the same could reasonably be expected to result in any significant disruption to the Company's sources of supplies.

            (d) "Year 2000 Compliant" means a System will at all times: (i) consistently and accurately handle and process date and time information and data values before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on or utilizing dates or portions of dates; (ii) function accurately and in accordance with its specifications without interruption, abnormal endings, degradation, change in operation or other impact, or disruption of other systems, resulting from processing date or time data with values, before, during and after January 1, 2000; (iii) respond to and process two-digit date input in a way that resolves any ambiguity as to century; and (iv) store and provide output of date information in ways that are unambiguous as to century.

      SECTION 4.24. Insurance. The Company and REI Barbados maintain in force insurance policies and bonds in such amounts and against such liabilities and hazards as are consistent with industry practice. A complete list of all material insurance policies is set forth in Section 4.24 of the Company Disclosure Letter. Except as set forth in Section 4.24 of the Company Disclosure Letter, neither the Company nor REI Barbados is now liable, nor will any of them become liable, for any retroactive premium adjustment not reflected in the 1999 Balance Sheet or otherwise provided for as set forth in Section 4.24 of the Company Disclosure Letter. All policies are valid and enforceable and in full force and effect, all premiums owing in respect thereof have been timely paid, and neither the Company nor REI Barbados has received any notice of premium increase or cancellation with respect to any of its insurance policies or bonds. Except as set forth in Section 4.24 of the Company Disclosure Letter and except for any matters which, individually or in the aggregate, would not have a Company Material Adverse Effect, there are no claims pending as to which the insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed. Within the last three years, neither the Company nor REI Barbados has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that their existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

      SECTION 4.25. Environmental Matters.

            (a) Except as disclosed on Section 4.25 of the Company Disclosure Letter and except as to matters that would not reasonably be expected to have a Company Material Adverse Effect:

                        (i) no written notice, request for information, order,
            complaint or penalty has been received, and there are no judicial or administrative actions, suits or proceedings pending or, to the knowledge of the Company's executive officers, threatened, which allege a violation of any Environmental Laws, in each case relating to the Company and arising out of any Environmental Laws;

                        (ii) the Company has all environmental permits necessary
            for its operations to comply with all applicable Environmental Laws, and is in compliance with the terms of such environmental permits, has made all appropriate filings for the issuance or renewal of such environmental permits and is in compliance with all other applicable Environmental Laws;

                        (iii) all of the facilities currently owned, leased or
            operated by the Company are free of any Hazardous Substances (except those authorized pursuant to and in accordance with applicable Environmental Laws) and are free of all contamination arising from, relating to, or resulting from any such Hazardous Substances, and there has been no release or other dissemination at any time during the ownership or occupancy by the Company or REI Barbados of such facilities of any Hazardous Substances at, on, about, under or within any such facilities (other than pursuant to and in accordance with applicable Environmental Laws) and there are no facilities formerly owned or operated by the Company or REI Barbados which are not currently owned by them;

                        (iv) neither the Company nor REI Barbados has used any
            waste disposal site, or otherwise disposed of, transported or arranged for the transportation of any Hazardous Substances to any place or location in violation of any Environmental Laws; and

                        (v) all written environmental audits and reports
            conducted within the past five years by the Company or REI Barbados of any property currently owned or leased or operated by the Company or REI Barbados have been delivered to the Parent prior to the date hereof.

            (b) The following terms shall have the meaning set forth below:

                        (i) "Hazardous Substances" means any pollutant,
            contaminant or any toxic, radioactive or other hazardous substance as such terms are defined in, or identified pursuant to, any Environmental Law.

                        (ii) "Environmental Costs" means any reasonable
            investigation, testing, sampling, cleanup, remediation, removal or other response costs, costs to achieve and maintain compliance with Environmental Laws, expenses of consultants, counsel and other experts, liabilities (including liabilities for damages for personal injury or property damage and natural resources damage), civil or criminal fines or penalties, judgments and amounts paid in settlement in each case arising out of or relating to or resulting from any environmental matter.

                        (iii) "Environmental Laws" means any and all common and
            statutory laws, regulations, ordinances and rules, in each case as in effect on the date hereof, that have as their principal purpose the protection of the environment.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTEES OF THE PARENT
                                 AND MERGER SUB

      The Parent and Merger Sub hereby represent and warrant to the Company that:

      SECTION 5.1. Organization and Qualifications; Subsidiaries. Each of the Parent and Merger Sub is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). For purposes of this Agreement, a "Parent Material Adverse Effect" shall mean any change or effect that adversely affects the ability of the Parent to consummate the transactions contemplated by this Agreement in any material respect, or that would prevent or delay in any material respect consummation of the Merger.

      SECTION 5.2. Certificate of Incorporation and Bylaws. The Parent has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Parent and Merger Sub. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. The Parent is not in violation of any provision of its certificate of incorporation or bylaws. Merger Sub is not in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, except for such violations as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      SECTION 5.3. Authority Relative to This Agreement. Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, the Ancillary Documents and the Tender and Option Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents and the Tender and Option Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement, the Ancillary Documents and the Tender and Option Agreement or to consummate the transactions contemplated hereby or thereby (other than the Merger Filing). This Agreement, the Ancillary Documents and the Tender and Option Agreement have each been duly and validly executed and delivered by the Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitute the legal, valid and binding obligation of the Parent and Merger Sub, enforceable against the Parent and Merger Sub in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      SECTION 5.4. No Conflict, Required Filings and Consents.

            (a) The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of their respective obligations under this Agreement, the Ancillary Documents and the Tender and Option Agreement and the consummation of the transactions contemplated hereby and thereby by the Parent and Merger Sub will not, (i) conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of the Parent or Merger Sub, (ii) subject to making the filings and obtaining the approvals identified in Section 4.5(b), conflict with or violate any Law applicable to the Parent or Merger Sub or by which any property or asset of the Parent or Merger Sub is bound or affected, except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            (b) The execution and delivery of this Agreement, the Ancillary Documents and the Tender and Option Agreement by the Parent and Merger Sub do not, and the performance of their respective obligations under this Agreement, the Ancillary Documents and the Tender and Option Agreement and the consummation of the transactions contemplated hereby and thereby by the Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act or the Blue Sky laws, (B) the premerger notification requirements of the HSR Act, and (C) the Merger Filing, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of the Merger, or otherwise prevent the Parent or Merger Sub from performing its respective obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      SECTION 5.5. Offer Documents. None of the information contained in the Offer Documents or any schedule thereto required to be filed with the SEC or in any amendment or supplement thereto will contain, on the date of filing with the SEC, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Parent or Merger Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents or any schedule thereto required to be filed with the SEC or in any amendment or supplement thereto. None of the information supplied by the Parent or Merger Sub specifically for inclusion in the Schedule 14D-9 will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 5.6. Board Approval. The Board of Directors of the Parent by resolutions duly adopted at a meeting duly called and held, has approved this Agreement, the Merger and the other transactions contemplated hereby.

      SECTION 5.7. Vote Required. No vote of the holders of any class or series of the Parent's capital stock is necessary to adopt this Agreement and approve the transactions contemplated hereby.

      SECTION 5.8. No Arrangements Triggering Section 302A.673 of the MBCA. Neither the Parent nor, to the best of the knowledge of Parent's executive officers, any of its affiliates or associates (each as defined in Section 302A.011 of the MBCA) is party to any contract, agreement or other arrangement, that would cause it to be an "interested shareholder" within the meaning of
Section 302A.011(Subd. 49) of the MBCA.

      SECTION 5.9. Merger Sub. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement, and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

      SECTION 5.10. Financing. At the consummation of the Offer and at the Effective Time, the Parent will have or will cause Merger Sub to have funds available to the Parent or Merger Sub sufficient to consummate the Offer and the Merger on the terms contemplated hereby.


                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 6.1. Conduct of Business of the Company Pending the Merger. The Company covenants and agrees that, except as expressly permitted or contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, until the Effective Time, unless the Parent shall otherwise agree in writing prior to the taking of any action otherwise prohibited by the terms of this Section 6.1, the Company shall, and shall cause REI Barbados to, conduct its operations and business in the ordinary and usual course of business and consistent with past practice and use its reasonable efforts to preserve intact its business organizations' goodwill, maintain in effect all existing material qualifications, licenses, permits, approvals and other authorizations, substantially comply with all applicable Laws, keep available the services of its present executive officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, prior to the Effective Time, without the prior written consent of the Parent, the Company will not, and will cause REI Barbados not to:

            (a) except to the extent required by Law or the rules and regulations of The Nasdaq Stock Market, amend or otherwise change the articles of incorporation or bylaws of the Company;

            (b) issue or authorize or propose the issuance of, sell, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, pledge or disposition of, grant or otherwise create any additional shares of, or any Options to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock or accelerate any right to convert or exchange or acquire any securities of the Company for any such shares or ownership interest or take any action to cause to be exercisable any otherwise unexercisable option under any Company Stock Option granted under any Company Option Plan, other than (i) the issuance of 1,010,101 shares of Company Common Stock upon the conversion of the Convertible Notes, (ii) any such issuance pursuant to the exercise of Company Stock Options granted prior to the date hereof under the Company Option Plans, in accordance with their respective terms as in effect on the date hereof, (iii) the issuance of shares of Company Common Stock pursuant to the Company ESPP in accordance with its terms as in effect on the date hereof in accordance with Section 3.2(g).

            (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, (i) any shares of its capital stock (including any Options with respect to its capital stock and any security convertible or exchangeable into its capital stock), or (ii) any long-term debt;

            (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock or otherwise change its capitalization as it exists on the date hereof;

            (e) incur or become contingently liable with respect to any indebtedness for borrowed money or the deferred purchase price for property or services or pursuant to any capital lease or other financing or guarantee any such indebtedness or issue any debt securities;

            (f) except as may be required by applicable Laws, or as contemplated by this Agreement, (i) increase the compensation payable or to become payable to, or enter into any employment agreement with, its executive officers or employees, except to non-executive officers in the ordinary course of business consistent with past practice; (ii) grant any severance or termination pay to any director, executive officer or employee of the Company or REI Barbados, except pursuant to existing Company Benefit Plans; (iii) enter into any severance agreement with any director, executive officer or employee; or (iv) except as required by applicable Laws, establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate or waive (or otherwise diminish) any rights or benefits under any Company Benefit Plan or any other plan, program or arrangement, or any material employment policy;

            (g) take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including Tax accounting policies, procedures and elections relating to Taxes that would apply to the Company after the Merger), except as may be required by generally accepted accounting principles, or settle any material Audit, make any material Tax election or settle any material Tax liability or, except as required by Law, amend in any material respect any material Tax Return;

            (h) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity;

            (i) mortgage or otherwise encumber or subject to any Lien, or sell, transfer or otherwise dispose of (by merger or otherwise), any of its properties or assets, other than encumbrances and Liens that are incurred in the ordinary course of business and consistent with past practice and sales, transfers and dispositions of inventory in the ordinary course of business and consistent with past practice;

            (j) settle or compromise any material pending or threatened Litigation;

            (k) make any advance, loan, extension of credit or capital contribution to, or purchase or acquire (by merger or otherwise) any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make any other investment in, any person, firm or entity, except (a) extensions of trade credit and endorsements of negotiable instruments and other negotiable documents in the ordinary course of business, (b) investments in cash and cash equivalents, and (c) payroll and travel advances in the ordinary course of business;

            (l) make any capital expenditures in the aggregate for the Company and REI Barbados in excess of the amounts specified in the Company's budget for capital expenditures, a true and complete copy of which has previously been delivered to the Parent;

            (m) waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company is a party;

            (n) enter into (a) any Contracts with distributors or sales agents other than Contracts terminable without penalty on less than 30 days' notice,
(b) any Contracts to distribute products for others or which restrict the ability of the Company, REI Barbados or the Company's affiliates to compete or
(c) any other Contracts that would constitute Material Contracts; or amend any of the foregoing agreements as they exist on the date hereof;

            (o) amend, change or waive (or exempt any person or entity from the effect of) the Rights Agreement, or redeem the Rights, except in connection with the transactions contemplated under this Agreement or the Ancillary Documents;

            (p) change any of the accounting principles or practices used by the Company;

            (q) effect any material change in the Company's advertising, product promotion or brand support policies or programs or commit to any significant new product promotion or advertising campaign;

            (r) effect any material change in the Company's billing practices or sales terms, or cause or permit a material acceleration or delay in the manufacture, shipment or sale of inventory, the collection of accounts or notes receivable or the payment of accounts or notes payable;

            (s) enter into any Contracts for Derivatives;

            (t) waive, relinquish, release or terminate any right or claim, including any such right or claim under any Material Contract, except in the ordinary course of business consistent with the customary past practice of the Company, or permit any rights of material value to use any Intellectual Property to lapse or be forfeited;

            (u) take any action to cause the Company Common Stock to be delisted from the NASDAQ National Market prior to the completion of the Offer;

            (v) take any action that would reasonably be expected to result in the conditions contained in Section 8.2(a) or 8.2(b) not to be satisfied; or

            (w) authorize any of, or commit or agree to take any of, the foregoing actions.


                                   ARTICLE VII
                              ADDITIONAL COVENANTS

      SECTION 7.1. Access to Information.

            (a) From the date hereof to the Effective Time, the Company shall (and shall cause REI Barbados and their respective officers, directors, employees, auditors and agents to) afford the officers, employees, auditors, agents and advisors (the "Representatives") of the Parent access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books, records (including auditors work papers) and Tax Returns, and shall furnish such Representatives with all financial, operating and other data and information as may be reasonably requested, and permit the Parent to make such copies of documents and such inspections and investigations, including, without limitation, such environmental assessments and testing as the Parent may request. All information so obtained will be subject to the Confidentiality Agreement, dated June 24, 1999, between and the Financial Advisor on behalf of the Company and the Parent, as amended on July 27, 1999 (the "Confidentiality Agreement").

            (b) No investigation pursuant to this Section 7.1 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

      SECTION 7.2. No Solicitation.

            (a) The Company shall not, nor shall it permit REI Barbados, or any officer or director to, and shall use its best efforts to cause the employees, agents or Representatives of the Company and REI Barbados (including, without limitation, any investment banker, attorney or accountant retained by the Company or REI Barbados), not to, directly or indirectly, (i) initiate, solicit or knowingly encourage, facilitate or assist (including by furnishing any information or providing any access to the properties, books or records of the Company) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets representing a material portion of the assets of the

Company and REI Barbados, taken as a whole, sale of shares of capital stock representing, individually or in the aggregate, 10% or more of the voting power of the Company, including, without limitation, by way of a tender offer or exchange offer by any person for shares of capital stock representing 10% or more of the voting power of the Company, other than the Transactions (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide to any person or entity any information or data relating to the Company or REI Barbados for the purposes of making, any Acquisition Proposal,
(iii) agree to, approve or recommend any Acquisition Proposal or (iv) take any other action inconsistent with the obligations and commitments assumed by the Company pursuant to this Section 7.2; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) furnishing nonpublic information to, entering into customary confidentiality agreements with, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to the Company or its shareholders, if the Company provides the Parent with at least 2 business days' notice of its intent to do so and the Acquisition Proposal is made in writing prior to Merger Sub and/or the Parent having purchased any shares of Company Common Stock under the Offer and the Board of Directors of the Company, by action of a majority of the entire Board of Directors of the Company, determines in good faith that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal or
(B) taking and disclosing to its shareholders a position with respect to such Acquisition Proposal or making any other public disclosure that, in the opinion of the Company's counsel, is required by applicable Laws; PROVIDED, HOWEVER, that the Board of Directors will not recommend that the shareholders of the Company tender their shares of Company Common Stock into any tender offer unless
(i) the Board of Directors determines that such tender offer constitutes a Superior Proposal and (ii) the Company has provided the Parent and Merger Sub with not less than two business days' prior notice of its intent to do so. For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal which was not solicited, encouraged or knowingly facilitated in violation of this Section 7.2, and which was received in writing by the Company prior to Merger Sub and/or the Parent having purchased any shares of Company Common Stock under the Offer and which a majority of the members of the Board of Directors of the Company determines in their good faith judgment (after consultation with independent financial advisors) to be more favorable from a financial point of view to the Company and its shareholders than the Merger, after giving effect to any increase in the Merger Consideration offered by the Parent and Merger Sub, and is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal; PROVIDED, HOWEVER, that an Acquisition Proposal shall not constitute a Superior Proposal if the Acquisition Proposal is subject to a financing condition unless the Board of Directors, by action of a majority of the entire Board of Directors in good faith, based on the advice of the Financial Advisor or other nationally recognized investment banking firm, determines that the Acquisition Proposal is readily financeable. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company or its Representatives with any parties conducted heretofore with respect to any of the foregoing, take the necessary steps to inform such parties of the obligations undertaken in this Section 7.2., and request that such parties promptly return all documents (and all copies thereof) furnished to them by the Company or its Representatives in connection with such activities, discussions and negotiations. Nothing in this Section 7.2 shall (i) permit the Company to terminate this Agreement (except as specifically provided in Article IX hereof), or (ii) affect any other obligation of the Company under this Agreement. For purposes of this Agreement, an Acquisition Proposal shall not be deemed to exist solely as a result of a person filing a report on Schedule 13G to report ownership of the Company Common Stock.

            (b) The Company shall (i) promptly notify the Parent in writing after receipt by the Company (or its Representatives) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal and provide a copy of such Acquisition Proposal or, in connection with any non-written inquiries or Acquisition Proposal, provide a written statement setting forth in detail a description of the inquiry or the terms and conditions of the Acquisition Proposal, (ii) promptly notify the Parent in writing after receipt of any request for nonpublic information relating to it or REI Barbados or for access to its or REI Barbados' properties, books or records by any person that, to the knowledge of the Company's executive officers, may be considering making, or has made, an Acquisition Proposal and (iii) promptly keep the Parent advised of the status of any such Acquisition Proposal, indication or request including, without limitation, the identity of the party making such Acquisition Proposal, indication or request, and all terms relating to such Acquisition Proposal.

            (c) In no event will the Company provide any non-public information regarding the Company to any party making an Acquisition Proposal unless such party enters into a written confidentiality agreement containing provisions substantially similar to those contained in the Confidentiality Agreement.

      SECTION 7.3. Directors and Officers Indemnification and Insurance.

            (a) From and after the Effective Time, the Parent shall cause the Surviving Corporation to and the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company (each a "Covered Person") against all losses, expenses, claims, damages, liabilities or amounts ("Losses") that are paid in settlement (provided that such settlement has been approved by the Parent, such approval not to be unreasonably withheld) of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director, officer, employee or agent of the Company and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), in each case to the full extent permitted under the MBCA and the Company's articles of incorporation and bylaws as in effect on the date of this Agreement. The Surviving Corporation shall pay any expenses in advance of the final disposition of any such Claim to each Covered Person to the fullest extent permitted under the MBCA upon receipt from the Covered Person to whom expenses are advanced of an undertaking to repay such advances required under the MBCA. The Surviving Corporation shall cooperate in the defense of any such matter.

            (b) For a period of six years after the Closing Date (or in the event any Claim is asserted within such six year period, until final disposition of that Claim), the Parent shall cause the Surviving Corporation to keep in effect provisions in its articles of incorporation and bylaws providing for exculpation of director liability, advancing expenses prior to disposition of any Claim and its indemnification of the Covered Persons to the fullest extent permitted under the MBCA, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by law that would enlarge the right of indemnification of the Covered Persons.

            (c) For a period of six (6) years after the Effective Time, the Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors and officers liability insurance maintained by the Company covering persons who are currently covered by the Company's officers and directors liability insurance policies with respect to actions or omissions occurring at or prior to the Effective Time to the extent that such policies are available; PROVIDED, that policies of at least the same coverage containing terms and conditions which are no less advantageous to the insureds may be substituted therefor, PROVIDED, FURTHER, that in no event shall the Surviving Corporation be required to expend amounts for premiums per annum in excess of 150% of the current annual premiums for the twelve-month period ending November 15, 1999 (which premium the Company represents and warrants to be $107,500 in the aggregate for the policy year which began in November 1998) (the "Maximum Premium") to maintain or procure insurance coverage pursuant to this Section 6.3, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased for the Maximum Premium.

            (d) From and after the Effective Time, the Parent agrees to indemnify, defend and hold harmless the Covered Persons against all Losses that are paid in settlement (provided that such settlement has been approved by the Parent, such approval not to be unreasonably withheld) of, or otherwise in connection with, a Claim based in whole or in part on the fact that such Covered Person is or was a director or officer of the Company and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), in each case to the fullest extent permitted by applicable Law and whether or not the Surviving Corporation is permitted by applicable Law to provide any indemnity with respect to such Losses. The Parent shall pay any expenses in advance of the final disposition of any such Claim to each Covered Person to the fullest extent permitted by applicable Law upon receipt from the Covered Person to whom such expenses are advanced of an undertaking to repay such advances required under applicable Law. The Parent shall cooperate in the defense of any such matter.

            (e) If any Litigation described in this Section 7.3 (each, an "Action") arises or occurs, the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the party seeking indemnification pursuant to this Section 7.3 (each, an "Indemnified Party"); provided that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Surviving Corporation and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Surviving Corporation, and the Indemnified Parties shall be indemnified therefor; provided that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld.

            (f) The provisions of this Section 7.3 shall survive the consummation of the Merger and expressly are intended to benefit each of the Covered Persons.

      SECTION 7.4. Notification of Certain Matters. The Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any covenant, condition or agreement contained in this Agreement or any Ancillary Document not to be complied with or satisfied and (b) any failure of the Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 7.5. Restructuring of Merger. Upon the mutual agreement of the Parent and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Merger Sub or any other affiliate of the Parent, with Merger Sub or such affiliate being the surviving corporation, or as a merger of the Company into the Parent, with the Parent being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

      SECTION 7.6. Company Shareholder Meeting. Subject to Section 3.5, the Company shall (i) call a meeting of its shareholders (the "Shareholders Meeting") for the purpose of voting upon the Merger, (ii) hold the Shareholders Meeting as soon as practicable following the termination or expiration of the Offer or the purchase of shares of Company Common Stock pursuant to the Offer,
(iii) submit this Agreement and the transactions contemplated hereby for approval of the Company's shareholders at the Shareholders Meeting, and (iv) include in the Proxy Statement the recommendation of its Board of Directors that its shareholders approve this Agreement and the transactions contemplated hereby; PROVIDED, HOWEVER, it need not include such recommendation if it has received a written opinion from outside counsel that such recommendation would violate the Board of Directors' fiduciary duties under applicable Law. If the Parent or Merger Sub purchases any Company Common Stock pursuant to the Offer, the record date for the Shareholders Meeting shall be a date subsequent to the date the Parent or Merger Sub becomes a record holder of Company Common Stock purchased pursuant to the Offer.

      SECTION 7.7. Proxy Statements.

            (a) If required by applicable Law, the Company will, as soon as practicable following the termination or expiration of the Offer, prepare and file a preliminary Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement") or, if applicable, an information statement with the SEC with respect to the Shareholders Meeting and will use its reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC as soon as practicable. The Company will notify the Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply the Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give the Parent and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Parent and its counsel (who shall provide any comments thereon as soon as practicable) the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and the Parent agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its shareholders such an amendment or supplement.

            (b) The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to shareholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representation or warranty as to any information included in the Proxy Statement which was provided by the Parent or Merger Sub. The Parent represents and warrants that none of the information supplied by the Parent or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (c) The Company shall use its reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

            (d) The Parent agrees, subject to applicable Law, to cause all shares of Company Common Stock purchased by Merger Sub and/or the Parent pursuant to the Offer and all other shares of Company Common Stock owned by the Parent, Merger Sub or any other Subsidiary or affiliate of the Parent to be voted in favor of the approval of this Agreement and the transactions contemplated hereby.

      SECTION 7.8. Further Action, Reasonable Efforts.

            (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, and (ii) use reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities, make all filings and required submissions with Governmental Entities, including foreign filings and submissions, and obtain all consents and approvals from parties to Contracts with the Company and the Parent and their respective Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; PROVIDED, HOWEVER, that the Parent shall not be required by any provision of this Agreement to take any action, including entering into any consent decree that requires the divestiture of a material amount of assets of the Parent or any of its Subsidiaries. Each of the Parent and the Company shall, subject to the Parent's direction, use all its reasonable efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to, the Offer and/or the Merger under the HSR Act or any other antitrust Laws; provided that the foregoing shall not require the Parent to take any action that is reasonably likely to result in any of the consequences specified in subsection (a) of Exhibit A. In case at any time after the Effective Time any other action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.

            (b) Each party shall use its reasonable efforts not to take any action, or enter into any transaction, which would result in a breach of any covenant made by it in this Agreement.

            (c) Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the transactions contemplated hereby.

      SECTION 7.9. Public Announcements. The initial press release relating to this Agreement shall be a joint press release. Thereafter, the Company and the Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement or arrangement to which the Company or the Parent is a party with a national securities exchange or The Nasdaq Stock Market if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

      SECTION 7.10. Employee Benefits.

            (a) For a period of at least two years after the Effective Time, the Parent will cause the Surviving Corporation to provide for the benefit of the employees of the Company and REI Barbados benefits in the aggregate that are (A) substantially equivalent to the benefits provided under Company Benefit Plans in effect on the date of this Agreement, or (B) if equal to or greater than the benefits described in clause (A) above, the benefits provided under benefit plans maintained by the Parent for employees of the Parent and the Parent Subsidiaries (other than the Surviving Corporation and its Subsidiaries). Without limiting the generality of the foregoing, all vacation, holiday, sickness and personal days accrued by the employees of the Company and REI Barbados shall be honored. For a period of at least two years after the Effective Time (or for such longer or shorter period as is permitted or required by applicable statute), the Parent will cause the Surviving Corporation to provide for the benefit of individuals who, immediately prior to the Effective Time, are former employees of the Company and REI Barbados with benefits that are substantially equivalent, in the aggregate, to the benefits that are provided to them immediately prior to the Effective Time under Company Benefit Plans. In the event that any employee of the Surviving Corporation or one of its Subsidiaries is at any time after the Effective Time transferred to the Parent or any affiliate of the Parent (other than the Surviving Corporation and its Subsidiaries) or becomes a participant in an employee benefit plan, program or arrangement maintained by or contributed by the Parent or any affiliate of the Parent (other than the Surviving Corporation and its Subsidiaries), the Parent shall cause such plan, program or arrangement to treat the prior service of such employee with the Company and REI Barbados prior to the Effective Time, to the extent prior service is generally recognized under such plan, program or arrangement of the Company, as service rendered to the Parent or such affiliates for purposes of eligibility, vesting or entitlement to benefits under such plans, program or arrangement (reduced, however, to avoid duplication of benefits for the same period of service). The Parent shall cause to be waived any pre-existing condition limitation under its benefit plans that might otherwise apply to such employee or, to the extent applicable, a former employee. The Parent agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by such employees or, to the extent applicable, former employees, during the calendar year in which the Effective Time occurs for purposes of satisfying the calendar year deductibles and co-payment limitations for such year under the relevant benefit plans of the Parent and their respective Subsidiaries.

            (b) The Parent represents that its current intent is to cause the Surviving Corporation to maintain its principal production facility in the Minneapolis, Minnesota metropolitan area for a period of at least two years after the Effective Time.

            (c) With respect to the employees of the Company and REI Barbados set forth on Section 7.10(c) of the Company Disclosure Letter, the Parent will cause the Surviving Corporation to maintain and fund the Company's incentive bonus plan as in effect on the date hereof (the "Current Plan") through the performance period ending December 31, 1999. For the performance period ending December 31, 1999, the portion of such bonuses that are based on the Company's operating income (the "Company Performance Component") shall not be less than 80% of the maximum amount of the Company Performance Component as described in such plan. If an employee is terminated without cause prior to December 31, 1999, such employee shall be paid such bonus in an amount pro rated according to the period of the employee's service to the Company during 1999. Effective January 1, 2000, the Current Plan shall terminate, and the employees of the Company and REI Barbados set forth on Schedule 7.10(c) shall commence to participate in the Parent's incentive bonus plan (the "Parent Plan") and shall be entitled to an award from the Parent Plan which reflects (i) the actual period of participation of such employees in the Parent Plan and (ii) the actual performance of the applicable business unit during such period.

      SECTION 7.11. Confidentiality Agreement. The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the transactions contemplated hereby. Upon acceptance of the shares of Company Common Stock pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties hereto.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

      SECTION 8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the following conditions:

            (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (b) None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

            (c) If required by applicable Law, this Agreement and the Merger shall have been approved by the shareholders of the Company in accordance with the MBCA and the Company's articles of incorporation and bylaws.

      SECTION 8.2. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Company:

            (a) The representations and warranties of the Parent and Merger Sub contained herein that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement).

            (b) The Parent and Merger Sub have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

            (c) The Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by an executive officer of Parent, evidencing compliance with Sections 8.2(a) and (b).

      SECTION 8.3. Conditions to Obligations of the Parent and Merger Sub to Effect the Merger. The obligations of the Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by the Parent and Merger Sub:

            (a) The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement).

            (b) The Company shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

            (c) The Company shall have delivered to the Parent a certificate, dated the Effective Time and signed by an executive officer of the Company, evidencing compliance with Sections 8.3(a) and (b).

            (d) Merger Sub and/or the Parent shall have accepted for payment and paid for all of the shares of Company Common Stock tendered pursuant to the Offer.


                                   ARTICLE IX
                    TERMINATION WAIVER, AMENDMENT AND CLOSING

      SECTION 9.1. Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement, the Merger and the other Transactions by the shareholders of the
Company:

            (a) by the mutual written consent of the Company and the Parent;

            (b) by the Company or the Parent, if (i) the Effective Time shall not have occurred on or before 180 days from the date hereof, PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, (ii) any Governmental Entity, the consent of which is a condition to the obligations of the Company and the Parent to consummate the transactions contemplated hereby, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable, or (iv) upon a vote at a duly held meeting or upon an adjournment thereof, the shareholders of the Company shall have failed to approve the Merger or give any approval required by the applicable Law in connection therewith.

            (c) by the Company, if prior to Merger Sub and/or the Parent having purchased any shares of Company Common Stock under the Offer, the Board of Directors of the Company shall concurrently approve, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; PROVIDED, HOWEVER, that (i) the Company is not then in breach of Section 7.2, (ii) no termination pursuant to this Section 9.1(c) shall be effective unless the Company shall simultaneously make the payment required by Section 9.3, and (iii) the Company has provided to the Parent and Merger Sub three business days' notice of its intent to so terminate the Agreement and, with such notice, delivered to the Parent and Merger Sub a copy of the written agreement embodying the Acquisition Proposal in its then most definitive form; and

            (d) by the Parent,

                        (i) upon the termination or expiration of the Offer
            without the purchase of any Company Common Stock thereunder if the Minimum Condition shall not have been satisfied;

                        (ii) the failure of any condition specified in
            subsections (a) through (f) of Exhibit A prior to Merger Sub and/or the Parent having purchased any shares of Company Common Stock under the Offer, regardless of whether the Offer is made, which failure either continues through, or cannot in the Parent's reasonable judgment be cured prior to, the date the Offer is scheduled to expire (if the Offer has been commenced) or, if the Offer has not commenced, would be scheduled to expire if it were commenced on the business day after the date hereof (provided that the right to terminate this Agreement pursuant to this clause (d)(ii) shall not be available to the Parent if the Parent's failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition); or

                        (iii) the Board of Directors shall have modified or
            amended its recommendation of the Offer or the Merger in any manner adverse to the Parent or Merger Sub or shall have withdrawn or failed to confirm within five business days of the Parent's request therefor its recommendation of the Offer or the Merger or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing.

      SECTION 9.2. Effect of Termination. In the event of termination of this Agreement by the Company or the Parent as provided in Section 9.1 hereof, this Agreement shall forthwith become void (except for the last sentence of Section 1.3(c), the last sentence of Section 7.1(a), Sections 9.3, 10.2, 10.4, 10.6,
10.7 and 10.8 and this Section 9.2) and there shall be no liability on the part of the Company, the Parent, Merger Sub or their respective officers or directors, except for any breach of a party's obligations under such provisions. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful, material breach of this Agreement.

      SECTION 9.3. Termination Fee. If this Agreement is terminated:

                        (i) by the Company pursuant to Section 9.1(c), then the
            Company shall pay to the Parent on the next business day following the date of such termination, the Termination Fee;

                        (ii) by the Parent pursuant to Section 9.1(d)(iii), then
            the Company shall pay to the Parent on the next business day following the date of such termination, the Termination Fee; and

                        (iii) by the Parent pursuant to Section 9.1(d)(i), and
            (x) at the time of such termination an Acquisition Proposal is outstanding and (y) during the term of this Agreement or within 12 months after the termination of this Agreement, the Board of Directors recommends an Acquisition Proposal or the Company enters into an agreement providing for an Acquisition Proposal or a transaction contemplated by an Acquisition

            Proposal occurs, then on the next business day following the earliest of the recommendation of an Acquisition Proposal, the entering into of an agreement providing for an Acquisition Proposal or the occurrence of the transaction contemplated by an Acquisition Proposal, the Company shall pay to the Parent the Termination Fee.

      "Termination Fee" shall mean $11,865,000.

      SECTION 9.4. Amendment or Supplement. At any time before or after approval of this Agreement and the Transactions by the shareholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company (subject to Section 1.4(b)) and the Parent with respect to any of the terms contained in this Agreement, except that following approval by the shareholders of the Company there shall be no amendment or supplement which by Law requires further approval by such shareholders without further approval by the shareholders of the Company.

      SECTION 9.5. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Company and the Parent may:

            (a) extend the time for the performance of any of the obligations or acts of the other party;

            (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

            (c) waive compliance with any of the agreements or conditions of the other party contained herein; PROVIDED, HOWEVER, that no failure or delay by the Company or the Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

      Any agreement on the part of a party hereto to any extension or waiver contemplated by this Section 9.5 shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                    ARTICLE X
                                  MISCELLANEOUS

      SECTION 10.1. No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement pursuant to Article IX.

      SECTION 10.2. Expenses. Except as provided in Article IX, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with printing the Offer Documents, the Schedule 14D-9 and the Proxy Statement shall be paid in equal shares by the Company and the Parent.

      SECTION 10.3. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered the same agreement.

      SECTION 10.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the principles of conflicts of laws thereof.

      SECTION 10.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by prepaid overnight courier (with proof of service) or confirmed to facsimile to the parties as follows (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered, or sent by confirmed telecopier and on the day after it has been so mailed or sent by courier:

                        To the Parent or Merger Sub:

                              The Procter and Gamble Company
                              One Procter and Gamble Plaza
                              Cincinnati, OH 45202
                              Facsimile: (513) 983-9379
                              Attention: Treasurer

                        with a copy (which shall not constitute notice) to:

                              Fried, Frank, Harris, Shriver & Jacobson
                              One New York Plaza
                              New York, NY 10004
                              Facsimile:  (212) 859-4000
                              Attention:  Stephen Fraidin (P.C.)

                        To the Company:

                              Recovery Engineering, Inc.
                              9300 North 75th Street
                              Minneapolis, MN 55428
                              Facsimile: (612) 315-5508
                              Attention: Chief Executive Officer
                        with a copy (which shall not constitute notice) to:

                              Robins, Kaplan, Miller & Ciresi L.L.P.
                              2800 LaSalle Plaza
                              800 LaSalle Avenue
                              Minneapolis, Minnesota 55402
                              Facsimile:  (612) 339-4181
                              Attention:  Eric O. Madson, Esq.

      SECTION 10.6. Miscellaneous.

            (a) This Agreement, together with the exhibit hereto, the Company Disclosure Letter, the Confidentiality Agreement, the Ancillary Documents and the Tender and Option Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

            (b) This Agreement, except for the provisions of Article II and
Section 7.3, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder or by reason hereof.

            (c) This Agreement shall not, nor shall any of the rights or interests hereunder, be assigned by any party hereto or be assignable by operation of law or otherwise without the prior written consent of the other parties; PROVIDED, HOWEVER, that either the Parent or Merger Sub (or both) may assign its rights hereunder (including, without limitation, the right to make the Offer and/or purchase shares of Company Common Stock in the Offer) to an affiliate, but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit to the parties hereto and their respective successors and assigns.

            (d) The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      SECTION 10.8. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court, this being in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                       RECOVERY ENGINEERING, INC.


                                       By: /s/ Brian F. Sullivan
                                          --------------------------------------
                                          Name: Brian F. Sullivan
                                          Title: Chief Executive Officer


                                       THE PROCTER AND GAMBLE COMPANY


                                       By: /s/ Gretchen W. Price
                                          --------------------------------------
                                          Name: Gretchen W. Price
                                          Title: Vice President and Treasurer


                                       TENZING, INC.


                                       By: /s/ Gretchen W. Price
                                          --------------------------------------
                                          Name: Gretchen W. Price
                                          Title: Vice President and Treasurer

                                    EXHIBIT A

                             CONDITIONS OF THE OFFER

            Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) of the Exchange Act, any shares of Company Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares of Company Common Stock unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the outstanding shares of Company Common Stock on a fully diluted basis (the "Minimum Condition") and
(ii) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of this Agreement and before the acceptance of such shares of Company Common Stock for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect at the scheduled expiration of the Offer:

                        (a) there shall have been instituted or pending any
            litigation before any court or other Governmental Entity which seeks to or, if successful, would (i) challenge or restrict the acquisition by the Parent or Merger Sub (or any of its affiliates) of shares of Company Common Stock pursuant to the Offer or the Merger, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain any damages in connection therewith, (ii) make the purchase of or payment for some or all of the shares of Company Common Stock pursuant to the Offer or the Merger illegal or otherwise restrict or prohibit consummation of the Offer or the Merger, (iii) impose limitations on the ability of the Parent or Merger Sub (or any of their affiliates) effectively to acquire, operate or hold, or require the Parent, Merger Sub or Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any portion of the assets or the business of any one of them or their Subsidiaries or affiliates,
            (iv) impose limitations on the ability of the Parent, Merger Sub or their affiliates to exercise full rights of ownership of the shares of Company Common Stock acquired by it pursuant to the Offer or the Merger, including, without limitation, the right to vote the shares acquired by it on all matters properly presented to the shareholders of the Company, (v) restrict any future business activity by the Parent, Merger Sub, the Company or any of their affiliates, including, without limitation, requiring the prior consent of any person or entity (including any Governmental Entity) to future transactions by the Parent, Merger Sub, the Company or any of their affiliates, or (vi) otherwise affect the Parent, Merger Sub, the Company or any of their respective affiliates, which, in each such case described in (i) through (vi), is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect or otherwise make consummation of the Offer or the Merger unduly burdensome; or

                        (b) there shall have been promulgated, enacted, entered,
            enforced or deemed applicable to the Offer or the Merger, by any Governmental Entity, any Law (other than the HSR Act) that is reasonably likely to result in any of the consequences referred to in subsection (a) above; or

                        (c) this Agreement shall have been terminated in
            accordance with its terms; or

                        (d) (i) any of the representations and warranties made
            by the Company in this Agreement or in any Ancillary Document (which for purposes of this clause (d) shall be read as though none of them contained any Material Adverse Effect or materiality qualifications) shall not have been true and correct in all respects when made, or shall thereafter have ceased to be true and correct in all respects as if made as of such later date (other than representations and warranties made as of a specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate have a Company Material Adverse Effect, or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement; or

                        (e) the Board of Directors shall have modified or
            amended its recommendation of the Offer or the Merger in any manner adverse to the Parent or Merger Sub or shall have withdrawn or failed to confirm within five business days of the Parent's request therefor its recommendation of the Offer or the Merger or shall have recommended acceptance of any Acquisition Proposal or shall have resolved to do any of the foregoing; or

                        (f) any change, new event or development shall have
            occurred or be threatened which, either individually or in the aggregate, would or is likely in the future to have a Company Material Adverse Effect, other than changes in general economic, financial, regulatory, political or market conditions.

            The foregoing conditions are for the sole benefit of the Parent and Merger Sub and may be asserted by the Parent or Merger Sub with respect to the consummation of the Offer regardless of the circumstances giving rise to any such condition (other than any action or inaction by the Parent or Merger Sub) and may be waived by the Parent or Merger Sub, in whole or in part, at any time and from time to time, in the reasonable discretion of the Parent subject to the terms of the Agreement. The failure by the Parent or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

            Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Company Common Stock not theretofore accepted for payment shall forthwith be returned by the Paying Agent to the tendering shareholders.

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